Exhibit 4.71

INVESTOR’S RIGHTS AGREEMENT

BEPRECISE INVESTMENTS LIMITED

and

GLOBAL MARKET GROUP LIMITED

and

THE PARTIES NAMED HEREIN

October 19, 2006

TABLE OF CONTENTS

CLAUSE	HEADING	PAGE NO.
1.	GENERAL MATTERS.	2
2.	INFORMATION AND INSPECTION RIGHTS.	2
3.	PUBLIC OFFERING RIGHTS.	3
4.	RIGHT OF PARTICIPATION.	3
5.	RIGHTS OF FIRST REFUSAL AND CO-SALE.	6
6.	ASSIGNMENT AND AMENDMENT.	8
7.	PROTECTIVE PROVISIONS.	10
8.	BOARD MATTERS.	12
9.	UNDERTAKINGS.	13
10.	CONFIDENTIALITY AND NON-DISCLOSURE.	14
11.	MISCELLANEOUS.	16

ANNEX A	–	DEFINITIONS
EXHIBIT A	–	ADHERENCE AGREEMENT
EXHIBIT B	–	INDEMNIFICATION AGREEMENT

INVESTOR’S RIGHTS AGREEMENT

This INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) is entered into on October 19, 2006, by and among:
A.          Beprecise Investments Limited, a company incorporated in the British Virgin Islands (the “Investor”), whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands,
B.          Global Market Group Limited, a company incorporated in the Cayman Islands (the “Company”), whose registered office is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman,
C.         Global Market Group (Asia) Limited, a company incorporated in the Hong Kong Special Administrative Region (the “HK Subsidiary”), whose registered office is at Room 5, Block A, 7th Floor, Phase I, Yip Fat Factory Building, 77 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong,

D.          Global Market (Guangzhou) Co., Ltd., a joint venture established under the laws of the Republic of China (the “PRC Subsidiary”), whose registered address is at Room 802, No. 264 Tian He Dong Road, Tian He District, Guangzhou, the Republic of China, and

E.            Pan Weijia, holder of PRC Passport No.G08688038, and Pan Weinian, holder of PRC Identity Card No.PCHN 150184962, the address of both is at Room 5, Block A, 7th Floor, Phase I, Yip Fat Factory Building, 77 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (Pan Weijia and Pan Weinian, each a “Key Shareholder” and together, the “Key Shareholders”).

RECITALS
WHEREAS, the Investor has agreed to subscribe from the Company, and the Company has agreed to sell to the Investor, 1,940,000 Series A Preferred Shares of the Company, representing sixteen point twenty-five percent (16.25%) of the equity interests in the Company on a fully-diluted basis, on the terms and conditions set forth in Series A Preferred Shares Subscription Agreement dated September 3, 2006 (the “Share Subscription Agreement”) by and among, the Company, the Key Shareholders, the Global Market Subsidiaries and the Investor. This Agreement is the “Investor’sRights Agreement” as defined in the Share Subscription Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GENERAL MATTERS.
1.1          Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Annex A attached to this Agreement. The use of any term defined in Annex A in its uncapitalized form indicates that the words have their normal and general meaning.
1.2          Pledge. The Company and each Key Shareholder shall cause all parties to this Agreement, other than the Investor, to perform its obligations under this Agreement.
2.	INFORMATION AND INSPECTION RIGHTS.
2.1	Information and Inspection Rights.
(a)          Information Rights. The Company covenants and agrees that, commencing on the date of the Closing, and for so long as any Series A Preferred Share is outstanding, the Company shall deliver to the Investor the following with respect to the Company and its Subsidiaries:
(i)        annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited by an international accounting firm approved by the Investor;
(ii)       six-month unaudited consolidated financial statements within thirty (30) days after the end of such six-month period;
(iii)    monthly unaudited consolidated financial statements within ten (10) days after the end of each month;
(iv)      an annual consolidated operating budget and strategic plan for the following fiscal year within thirty (30) days prior to the end of each fiscal year; and
(v)       upon the written request by the Investor, such other information as the Investor shall reasonably request.
All financial statements to be provided to the Investor pursuant to this Section 2.1 and pursuant to any other Transaction Agreement, shall include a balance sheet, a statement of profit or loss and a statement of cash flows, and shall be prepared in the English language in accordance with the U.S. GAAP and shall consolidate all of the financial results of the Group Companies.

(b)          Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as the Investor holds at least five percent (5%) of the equity interests in the Company, the Investor or its appointee shall have the right of inspection, including the right to inspect the properties and facilities of the Company and/or any of its Subsidiaries and/or any of its joint venture companies and/or any of its Affiliates, to access, examine and copy all books or accounts of the Company and/or any of its Subsidiaries, and to discuss the business, operations and conditions of the Company and each of its Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers, with the full cooperation of the Company, during reasonable business hours.
(c)          Termination of Rights. Except as set forth in Section 2.2 below, the foregoing information right shall terminate upon the closing of a Qualified IPO.
2.2          Information Rights After a Qualified IPO. The Company covenants and agrees that, for so long as the Investor holds any Investment Securities, the Company shall deliver to the Investor (i) promptly after filing, copies of all of the Company’s annual and periodic reports made available to its shareholders as well as all public reports (including any periodic, interim, or extraordinary reports) filed with the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the People’s Republic of China , the U.S. Securities and Exchange Commission, or any other stock exchange or securities regulatory authority, and (ii) promptly upon request, copies of the current versions of all documents relating to any subsequent financings by the Company, or otherwise affecting the Investment Securities or the holders of the Investment Securities, bearing the signatures of all parties and of the Company’s Memorandum and Articles of Association bearing the file stamp of the appropriate government authority, in each case with all amendments and restatements. This Section 2.2 shall survive any termination of this Agreement.
3.	PUBLIC OFFERING RIGHTS.
3.1          General. Prior to a Qualified IPO, the Company, the Investor and the Key Shareholders shall enter into a registration rights agreement on customary terms and conditions, providing that, among other things, the Investor shall be entitled to request three (3) demand registrations after the Qualified IPO, an unlimited number of registration on either Form S-3 or Form F-3 and an unlimited number of piggyback registrations with respect to any registration by the Company and its securities, subject to customary underwriter cutbacks. The Company shall bear the costs and expenses of selling shareholders in connection with any public offering or registration (other than the underwriter’s commission), including the costs and expenses of two (2) counsels for the Investor.
4.	RIGHT OF PARTICIPATION.
4.1	With Respect to Issuance of New Securities:
(a)          General. The Investor and any person to which rights under this Section 4.1 have been duly assigned in accordance with Section 6 (each of the Investor and its assignees being hereinafter referred to as a “Participation Rights Holder”) shall have a right of first refusal to purchase such a Pro Rata Share of all or any part of the New Securities that the

Company may from time to time issue after the date of this Agreement, including any New Securities not purchased by other Participation Rights Holders (the “Right of Participation”).
(b)          Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Registrable Securities then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (assuming conversion of all convertible securities but excluding shares issuable under unexercised options or warrants) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.
(c)          New Securities. “New Securities” shall mean any Series A Preferred Shares, any other shares of the Company designated as “Preferred Shares,” Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series A Preferred Shares or Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Preferred Shares, Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:
(i)        any Series A Preferred Shares issued under the Share Subscription Agreement, or Ordinary Shares issued upon conversion of the Series A Preferred Shares authorized herein;
(ii)       any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro-rata basis;
(iii)     in the aggregate up to 1,000,000 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) issued or issuable to officers, directors, employees and consultants of the Company or its Subsidiaries pursuant to any equity plan or incentive arrangement approved by the Board;
(iv)      those issued as a dividend or distribution on Series A Preferred Shares or any event for which adjustment is made;
(v)       any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity; and
(vi)	any securities offered in a Qualified IPO by the Company.
(d)	Procedures.
(i)        First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such

New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period, then the right of such Participation Rights Holder to purchase its Pro Rata Share hereunder shall be forfeited.
(ii)       Second Participation Notice; Oversubscription. If any Participating Rights Holder fails to exercise its Right of Participation with respect to all of the New Securities which such Participating Rights Holder is entitled to purchase in accordance with subsection (d)(i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to the Participating Rights Holders who agreed to exercise their Right of Participation (the “Rights Participants”) in accordance with subsection (d)(i) above. Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Registrable Securities held by each oversubscribing Rights Participant and the denominator of which is the total number of Registrable Securities held by all the oversubscribing Rights Participants. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (d)(ii) and the Company shall so notify the Rights Participants within fifteen (15) Business Days from the date of the Second Participation Notice.
(e)          Failure to Exercise. In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, (i) after twenty (20) Business Days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same or a higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.1.
(f)           Termination. The Right of Participation under this Section 4.1 shall terminate upon the completion of a Qualified IPO.

5.	RIGHTS OF FIRST REFUSAL AND CO-SALE.
5.1          General. Without limiting Section 9.1, a Key Shareholder may sell or transfer its Shares, either directly or indirectly, prior to the completion of a Qualified IPO only upon compliance with this Section 5.
5.2          Notice of Sale. If a Key Shareholder (the “Selling Shareholder”) proposes to sell or transfer any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to the Company and to the Investor describing in reasonable detail the proposed sale or transfer, including the number of Transfer Shares, the nature of such sale or transfer and the consideration to be paid.
5.3         Right of First Refusal. The Investor shall be entitled to purchase all or any part of the Investor’s Pro Rata Share of the Transfer Shares, at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty (20) Business Days after the date of the Transfer Notice stating therein the number of Transfer Shares to be purchased. If the Investor exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then the Investor shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice. A failure by the Investor to respond within such prescribed period shall constitute a decision by the Investor not to exercise its right to purchase such Transfer Shares.
5.4          Co-Sale Right. Without limiting Section 5.3, the Investor shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty (20) Business Days after the date of the Transfer Notice, to participate in the sale of any Transfer Shares at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by the Investor to respond within such prescribed period shall constitute a decision by the Investor not to exercise its right of co-sale as provided herein. To the extent the Investor exercises such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of the Investor shall be subject to the following terms and conditions:
(a)          the Investor may sell all or any part of its Pro Rata Share of the Transfer Shares. The Investor’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as-converted basis) then held by the Investor exercising co-sale rights pursuant to this Section 5.4, divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by the Investor exercising co-sale rights pursuant to this Section 5.4, on an as-converted basis. As used in this definition, the phrase “on an as-converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

(b)          the Investor shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by the Investor and a transfer form signed by the Investor, which indicates:
(i)        the number of Ordinary Shares which the Investor elects to sell;
(ii)       that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that the Investor elects to sell; or
(iii)	any combination of the foregoing;
provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, the Investor shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.
5.5          Procedure at Closing. The share certificate or certificates that the Investor delivers to the Selling Shareholder pursuant to Section 5.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to the Investor that portion of the sale proceeds to which the Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from the Investor exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from the Investor. In selling its Shares pursuant to their co-sale right hereunder, the Investor shall not be required to give any representations or warranties with respect to its Shares to be sold except to confirm that they have not transferred or encumbered such Shares.
5.6          Non-Exercise. To the extent the Investor does not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery of the Transfer Notice to the Investor, effect a transfer of the Transfer Shares covered by the Transfer Notice and not elected to be sold by the Investor. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Sections 5.3 and 5.4.
5.7	Prohibited Transfer.
(a)          Prohibited Transfer. In the event a Selling Shareholder should sell any Transfer Shares in disregard or contravention of the right of first refusal or co-sale rights under this Agreement (a “Prohibited Transfer”), the Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b)          Put Right. Without prejudice to any other rights and remedies available to the Investor, in the event of a Prohibited Transfer, the Investor shall have the right to sell to the Selling Shareholder the type and number of Ordinary Shares equal to the number of Shares the Investor would have been entitled to transfer to the purchaser under Section 5.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:
(i)        The price per share at which the Shares are to be sold to the Selling Shareholder shall be equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse the Investor for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under this Section 5.
(ii)       The Investor shall, if exercising the option created hereby, deliver to the Selling Shareholder within ninety (90) days after the later of the dates on which the Investor (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Shares to be transferred by the Investor.
(iii)     The Selling Shareholder shall, promptly upon receipt of such notice from the Investor exercising the option created hereby, pay to the Investor the aggregate purchase price for the Shares to be sold by the Investor, and the amount of reimbursable fees and expenses, as specified above, in cash or by other means acceptable to the Investor.
(iv)      Upon receipt of full payment of the amount due from the Selling Shareholder, the Investor shall deliver to the Selling Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Investor transferring such shares.
(v)       Notwithstanding the foregoing, any attempt by a Selling Shareholder to transfer any of the Transfer Shares in violation of Sections 5.3 or 5.4 shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of the Investor.
5.8         Termination. The Investor’s rights under Sections 5.1 to 5.7 shall terminate upon the completion of a Qualified IPO.
6.	ASSIGNMENT AND AMENDMENT.
6.1	Assignment. Notwithstanding anything herein to the contrary:
(a)          Information Rights. The rights of the Investor under Sections 2.1 (prior to a Qualified IPO) and 2.2 are transferable to any Affiliate of the Investor or to any person who holds or is acquiring Investment Securities immediately after the Closing in a transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6.
(b)          Registration Rights. The registration rights of the Holders under Section 3 are fully assignable to any Affiliate of such Holder or to any person who holds or is acquiring Registrable Securities in a permitted transfer; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6.
(c)          Right of Participation. The Right of Participation of the Investor under Section 4 hereof is fully assignable to the Investor’s Affiliates or to any person who holds or is acquiring Series A Preferred Shares immediately after the Closing in a transfer which does not breach any express provision of this Agreement; provided, however that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6.
(d)          Rights of First Refusal and Co-sale. The rights of the Investor under Section 5 are assignable prior to a Qualified IPO to any Affiliate of the Investor or to any person who holds or is acquiring Investment Securities in a transfer which does not breach any express provision of this Agreement; provided, however, that the Company and Key Shareholders are given a written notice stating the name and address of the assignee and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6.
6.2          Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be a Key Shareholder, Investor, or Holder hereunder, as appropriate.
6.3          No restriction or encumbrance on Series A Preferred Shares. The transfer and assignment of the Series A Preferred Shares or any right of the Investor under this Agreement or any other Transaction Agreements shall not be subject to any rights of first refusal or co-sale rights or other restrictions or encumbrances on transfer or assignment.
6.4          Amendment of Rights. A provision of this Agreement may only be amended and the observance thereof may only be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Investor, except for Section 5 which may be amended with the written consent of the Investor and the holders of a majority of the Ordinary Shares. Any amendment or waiver effected in accordance with this Section 6.4 shall be binding upon each Party hereto and their respective successors.

7.	PROTECTIVE PROVISIONS.
7.1          Acts of the Company (General). Notwithstanding anything to the contrary in this Agreement, for as long as any Series A Preferred Shares are outstanding, any action (whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries shall require the approval of the New Board in accordance with Section 7.3 below:
(a)          any guarantee or agreement by the Company or any of its Subsidiaries to indemnify any other person against any loss or liability of any person’s obligations, except for the furtherance of the commercial benefits of the Company;
(b)          any borrowing of money, obtaining of financial facilities (including factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.) or incurrence of indebtedness by the Company or any of its Subsidiaries (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other person) which individually or together with all related borrowing equal to or exceed forty percent (40%) of the net debt equity ratio of the Company or any of its Subsidiaries at any time;
(c)          any transaction or series of related transactions or any contract involving the Company or any of its Subsidiaries and any Key Shareholder, director, officer, employee or consultant of the Company which individually or together with all related transactions equal to or exceed RMB1,000,000;
(d)          any investment in the securities or shares or other rights of any company;
(e)          any purchase, lease, sale or other transaction by the Company or any of its Subsidiaries involving real property;
(f)           any fee or monetary transaction or arrangement, including the acquisition or disposal of property or procurement of service, between the Company or any of its Subsidiaries and any of its shareholder or its Affiliate;
(g)          any change of the auditors of the Company and/or any of its Subsidiaries or any material change in the commencement date of the financial year of the Company or the relevant Subsidiary;
(h)          any adoption, change or announcement of the Employee Share Option Plan of the Company;
(i)           any increase or decrease in the authorized number of the Series A Preferred Shares, allotment or issuance of any additional Series A Preferred Shares, amendment of the Company’s Memorandum or Articles of Association in a manner that adversely affects the rights of the holders of the Series A Preferred Shares; amendment of or change in the rights, preferences, privileges or powers of, or the restrictions provided for, the benefit of the holders of the Series A Preferred Shares;

(j)           the authorization, creation or issuance of shares of any class of capital stock having preferences superior to or on a parity with the holders of the Series A Preferred Shares in liquidation, redemption, or dividend rights or other rights or privileges;
(k)          any change in the authorized number, manner of election or term of the office of directors of the Company;
(l)           the declaration or payment of any dividend or distribution of profits on any Shares ranking junior to the Series A Preferred Shares in liquidation, redemption, or dividend rights or privileges; or the redemption and repurchase of any Shares junior to the Series A Preferred Shares in liquidation, redemption, or dividend rights or privileges except for repurchases of Shares pursuant to a contractual right of repurchase upon termination of employment or service in a bona fide employment or service agreement;
(m)         any merger, acquisition, consolidation, reorganization or other transaction of or involving one (1) or more other companies in which the shareholders of the Company immediately prior thereto shall not hold a majority of the outstanding voting power of each surviving or acquiring company pro-rata immediately thereafter;
(n)          the sale, transfer (including a transfer by way of a spin-off, split-off or business separation) or disposition of the whole or a substantial part of the business, undertaking, goodwill, assets or intellectual property of the Company and/or any of its Subsidiaries, including the sale, transfer or other disposition of a subsidiary or the grant of an exclusive license to intellectual property;
(o)          any resolution for the winding up, liquidation or dissolution of the Company and/or any of its Subsidiaries, application for the appointment of a receiver, manager or judicial manager or like officer or initiation of similar insolvency-related proceedings of which any of the Company or its Subsidiaries is the subject company;
(p)          the creation of any mortgage, pledge, hypothecation, lien or charge (whether by way of fixed or floating charge, mortgage or other security) or other security interest on all or substantial part of the undertaking, assets, rights or properties (tangible or intangible) of the Company;
(q)          any material change to the fundamental business character, plan or strategy of the Company or any of its Subsidiaries as now carried out;
(r)           any delegation of authority in respect of any of the foregoing matters to any committee of the Board; or
(s)           any agreement, any commitment or the adoption of any corporate resolution to do any of the foregoing matters.
7.2          Amendment of Charter Documents. Notwithstanding anything to the contrary in this Agreement, for as long as any Series A Preferred Share is outstanding, any alteration or amendment to the Memorandum and/or Articles of Association or any other charter documents of the Company or any of its Subsidiaries shall require the approval of the Investor.

7.3          Approval of the Board. The actions set out in Section 7.1 shall be approved in accordance with the following requirements:
(a)          if such action is proposed within the period from the date of Closing to September 30, 2007, approval of all members of the New Board shall be required;
(b)          if such action is proposed within one (1) year after the first twelve (12) months of October 1, 2006, in the event that the Company’s 2006 Profit is (i) RMB20,000,000 or more, approval by a majority of the members of the New Board shall be required or (ii) less than RMB20,000,000, approval by all members of the New Board shall be required; and
(c)        for any year after the first twenty-four (24) months of October 1, 2006, in the event that the Company’s “profit after tax” for the one (1) year immediately prior to such year is (i) RMB20,000,000 or more, approval by a majority of the members of the New Board shall be required or (ii) less than RMB20,000,000, approval by all members of the New Board shall be required.

8.	BOARD MATTERS.
8.1          Designation Right. The Board of the Company shall consist of not more than five (5) directors. For so long as the Investor holds any Investment Securities, the Investor shall be entitled to designate one (1) director to the Board of the Company.
8.2          Board Quorum; Meetings; Management etc. The Company’s Restated Articles shall provide for a quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the Board for three (3) directors including at least one (1) director designated by the Investor. Notices and agendas of the Board meetings as well as copies of all board papers shall be sent to all the relevant directors and to the Investor at least ten (10) Business Days prior to the relevant Board meeting, except for emergency Board meeting. The Company shall hold Board meetings at least once a quarter after Closing. Except for any contrary provision in the Transaction Agreements or the relevant laws, the Company shall be managed and controlled by the New Board.
8.3          Waiver. The Company acknowledges that the Investor will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) the Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments the Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the Investor Director. The Company, as a material part of the consideration for this Agreement, agrees that the Investor Director shall not have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investor’s ability to pursue opportunities based on such Information or that would require the Investor, any representative, the Investor Director to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries.
8.4          Director Expenses. The Company shall reimburse each member of the Board for all reasonable traveling expenses incurred in connection with Board duties and meetings.
8.5          Insurance and Indemnification. The Company shall procure customary directors and officers insurance for the directors, covering an amount of at least US$1,000,000 or such other amount as is approved by the Investor. Notwithstanding anything to the contrary in this Agreement or in the Restated Articles, the Company shall indemnify and hold harmless the Investor Director and his alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Investor Director or his alternate as a result of any act, matter or thing done or omitted to be done by him in good faith in the course of acting as a director or alternate director, as applicable, of the Company, by delivering to such Investor Director or its alternate, at the time of its appointment as a director or an alternate director, an indemnification agreement duly executed by the Company substantially in the form attached hereto as Exhibit B.
8.6          Assignment and Termination. The rights of the Investor set forth in this Section 8 are fully assignable to any person who holds or is acquiring the Series A Preferred Shares in a transfer which does not breach any express provision of this Agreement; provided, however, that the Company is given a written notice stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers an Adherence Agreement. The rights of the Investor in this Section 8 shall terminate upon completion of a Qualified IPO.
9.	UNDERTAKINGS.
9.1         Restrictions on Transfers. Each Key Shareholder agrees that it shall not, directly or indirectly, sell, transfer or otherwise dispose of any of its Shares prior to a Qualified IPO, without the prior written consent of the Investor.
9.2          Operation of the ICP Company. The ICP Company shall take all reasonably necessary steps to promptly assign and transfer to the PRC Subsidiary (pursuant to the Restructuring Agreements or otherwise) substantially all of its revenues, earnings and other values and benefits generated from its business operations (except for certain payments required to be made to the Investor under certain contractual arrangements between the Investor and the ICP Company). The ICP Company shall, to the extent permitted by applicable law, operate its business at the direction of its board of directors and its shareholders (who have assigned their voting rights to the PRC Subsidiary). The PRC Subsidiary shall take all reasonably necessary steps to ensure that the ICP Company shall have funds available to cover its operating expenses and to timely repay its debts as they become due.
10.	CONFIDENTIALITY AND NON-DISCLOSURE.
10.1	Financing Terms and Conditions.
(a)           Disclosure of Terms. Each party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Agreements, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.
(b)          Press Releases. Within sixty (60) days after the Closing, the Company may issue a press release disclosing that the Investor has invested in the Company provided that (i) the release does not disclose any of the Terms, (ii) the press release does not disclose the amount or other specific terms of the investment, and (iii) the final form of the press release is approved in advance in writing by the Investor mentioned therein. The Investor’s name and the fact that Investor is a shareholder in the Company can be included in a reusable press release boilerplate statement, so long as the Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding the Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent, which consent may be withheld at such Investor’s sole discretion.
(c)          Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,
(i)        the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;
(ii)       the Investor may, without disclosing the Terms of their respective investments in the Company without its consent, disclose the Investor’s investment in the Company to third parties or to the public (including issuance of a press release and filing of appropriate reports with relevant regulatory authorities) at its sole discretion and, if it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by the Investor;
(iii)	the Investor shall have the right to disclose:
(1)          any information to the Investor’s and/or its Affiliate’s legal counsel, insurer, accountant, consultant or to an officer, director, shareholder, investment counsel or advisor, or employee of the Investor and/or its Affiliate; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;
(2)          any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues);
(3)          any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and/or
(4)          any information contained in press releases or public announcements of the Company pursuant to Section 10.1(b) above.
(d)	the confidentiality obligations set out in this Section 10.1 do not apply to:
(i)        information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 10.1 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;
(ii)       information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or
(iii)     information disclosed by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 10.1.
(e)          Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 10.1, such party (the “Disclosing Party”) shall, to the extent practicable under the then prevailing circumstances, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.
10.2        Other Confidential Information. Except as otherwise provided herein, the Investor and the Company shall keep confidential and shall not disclose or divulge, any information which the Investor or the Company obtains from the other side, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company or the Investor to, or communications between the Company and the Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of the Investor or the Company, as the case may be, or unless the Company or the Investor gives its written consent to the Investor or the Company’s release of the information, respectively.
11.	MISCELLANEOUS.
11.1       Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.
11.2       Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. Except as expressly stated otherwise, the rights of the Investor set forth in this Agreement are fully assignable to any person who holds or is acquiring Shares from the Investor.
11.3       Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
11.4       Entire Agreement. This Agreement, the Share Subscription Agreement and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
11.5       Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
To the Company, each Key Shareholder, HK Subsidiary and the PRC Subsidiary:	To the Investor:
Rooms 353B-355B, Aether Square, 986 Jie Fang Bei Road, Guangzhou, PRC Postal code: 510040 Attn: Pan Weijia Fax No.:(86) (20) 8666 5861	Suites 1705-6, 17/F, Two Chinachem Exchange Square, 338 King’s Road, North Point, Hong Kong Attn: Tommy Siu Lun Fork Fax No.: (852) 2858 4483

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.5, by giving the other party written notice of the new address in the manner set forth above.
11.6     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.
11.7       Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11.8       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.
11.9       Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.
11.10     Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Series A Preferred Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Preferred Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.
11.11     Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.
11.12     Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) as at present in force and as may be amended by the rest of this provision. The appointing authority shall be Hong Kong International Arbitration Centre (the “HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. There shall be three (3) arbitrators. The language(s) to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Rules as are therein contained.
11.13     Investor’s Rights Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall prevail. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

BEPRECISE INVESTMENTS LIMITED By /s/ Wang Shuang Print Name: Wang Shuang Title: Director Witnessed by: _____________________________________ Print Name: Title:	GLOBAL MARKET GROUP LIMITED By /s/ Pan Weijia Print Name: Pan Weijia Title: Director Witnessed by: /s/ Yang Baoling Print Name: Yang Baoling Title: Secretary
SEALED with the COMMON SEAL of GLOBAL MARKET GROUP (ASIA) LIMITED By /s/ Pan Weijia Print Name: Pan Weijia Title: Director Witnessed by: /s/ Yang Baoling Print Name: Yang Baoling Title: Secretary	SEALED with the OFFICIAL SEAL of GLOBAL MARKET (GUANGZHOU) CO., LTD. By /s/ Pan Weijia Print Name: Pan Weijia Title: Director Witnessed by: /s/ Yang Baoling Print Name: Yang Baoling Title: Secretary

[Signature Page to Investor’s Rights Agreement]

SIGNED, SEALED AND DELIVERED BY: /s/ Pan Weijia PAN WEIJIA, as an individual Witnessed by: /s/ Yang Baoling Print Name: Yang Baoling Title: Secretary	SIGNED, SEALED AND DELIVERED BY: /s/ Pan Weinian PAN WEINIAN, as an individual Witnessed by: /s/ Yang Baoling Print Name: Yang Baoling Title: Secretary

[Signature Page to Investor’s Rights Agreement]

Annex A

Definitions

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Share Subscription Agreement.
“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Investor, shall include any Person who holds Shares as a nominee for the Investor, and (c) in respect of the Investor, shall also include (i) any shareholder of the Investor, (ii) any entity or individual which has a direct or indirect interest in the Investor (including, if applicable, any general partner or limited partner); (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, the Investor shall not be deemed to be an Affiliate of any Group Company or Key Shareholder.
“Agreement” has the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Board” shall mean the board of directors of the Company.
“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Hong Kong Special Administrative Region or the PRC.
“Closing” has the meaning as ascribed to it in Section 4.1 of the Share Subscription Agreement.
“Company” has the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Conversion Shares” shall mean Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares subscribed under the Share Subscription Agreement.
“Disclosing Party” has the meaning as ascribed to it in Section 10.1(e) of this Agreement.
“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.
“First Participation Notice” has the meaning as ascribed to it in Section 4.1(d)(i) of this Agreement.

“Group Companies” shall mean the Company and the Global Market Subsidiaries (each a “Group Company”), unless the text specifically indicate otherwise.
“HK Subsidiary” shallhave the meaning as ascribed to it in the introductory paragraph of this Agreement.
“HKIAC” has the meaning as ascribed to it in Section 11.12 of this Agreement.
“ICP Company” shall mean a company to be incorporated under the laws of the PRC and shall hold an “internet content provider” license granted by State Telecom Administration Department for its business.
“IFRS” shall mean the International Financial Reporting Standards.
“Information” has the meaning as ascribed to it in Section 8.3 of this Agreement.
“Investment Securities” shall mean the Series A Preferred Shares and the Conversion Shares.
“Investor” shallhave the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Investor’s Rights Agreement” has the meaning as ascribed to it in the recitals of this Agreement.
“Key Shareholder” or “Key Shareholders” have the meaning as ascribed to it in the introductory paragraph of this Agreement.
“New Board” has the meaning as ascribed to it in Section 9.15 of the Share Subscription Agreement.
“New Securities” has the meaning as ascribed to it in Section 4.1(c) of this Agreement.
“Non-Disclosing Parties” has the meaning as ascribed to it in Section 10.1(e) of this Agreement.
“Ordinary Shares” shall mean the ordinary shares of the Company, par value US$0.001 per share.
“Participation Rights Holder” has the meaning as ascribed to it in Section 4.1(a) of this Agreement.
“PRC” shall mean the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.
“PRC Subsidiary” shallhave the meaning as ascribed to it in the introductory paragraph of this Agreement.
“Preferred Shares” shall mean the Company’s Series A Preferred Shares and/or other preferred shares of the company that may be issued from time to time.

“Pro Rata Co-Sale Share” has the meaning as ascribed to it in Section 5.4(a) of this Agreement.
“Pro Rata Share” has the meaning as ascribed to it in Section 4.1(b) of this Agreement.
“Prohibited Transfer” has the meaning as ascribed to it in Section 5.7(a) of this Agreement.
“Qualified IPO” means either (i) a public offering of the Ordinary Shares of the Company (or depositary receipts or other securities evidencing Ordinary Shares) that has been registered under the Securities Act, managed by a lead underwriter of international standing reasonably acceptable to the Investor, at a public offering or initial listing price of at least US$10.00 per Ordinary Share (proportionally adjusted for share splits, dividends, recombinations, and like events) and with proceeds to the Company, net of selling discounts and commissions, of at least US$25 million or equivalent thereof, or (ii) a public offering of the Ordinary Shares of the Company in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited, provided that such public offering satisfies the price and proceeds thresholds set forth in paragraph (i) above and is approved by the Investor.
“Restated Articles” shall mean the Amended and Restated Memorandum and Articles of Association of the Company in substantially the form attached hereto as Exhibit C to the Share Subscription Agreement.
“Right of Participation” has the meaning as ascribed to it in Section 4.1(a) of this Agreement.
“Rights Participants” has the meaning as ascribed to it in Section 4.1(d)(ii) of this Agreement.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Second Participation Notice” has the meaning as ascribed to it in Section 4.1(d)(ii) of this Agreement.
“Second Participation Period” has the meaning as ascribed to it in Section 4.1(d)(ii) of this Agreement.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
“Selling Shareholder” has the meaning as ascribed to it in Section 5.2 of this Agreement.
“Series A Preferred Shares” shall mean the series A preferred shares, par value US$0.001 per share, to be issued by the Company.
“Share Subscription Agreement” has the meaning as ascribed to it in the recitals of this Agreement.

“Shareholders” shall mean the Key Shareholders and the Investor (each a “Shareholder”), unless the text specifically indicate otherwise.
“Shares” shall mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any shareholder.
“Subsidiary” or “subsidiary”shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP or other relevant generally accepted accounting practices, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.
“Terms” has the meaning as ascribed to it in Section 10.1(a) of this Agreement.
“Transaction Agreements” shall mean this Agreement and the Share Subscription Agreement.
“Transfer Notice” has the meaning as ascribed to it in Section 5.2 of this Agreement.
“Transfer Shares” has the meaning as ascribed to it in Section 5.2 of this Agreement.
“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.
“UNCITRAL Rules” shall have the meaning as ascribed to it in Section 11.12 of this Agreement.
“2006 Profit” shall mean the Company’s profits after tax for one (1) year commencing from October 1, 2006 to September 30, 2007, which shall be determined by the consolidated financial statements of the Company prepared in accordance with the U.S. GAAP and audited by one of the “Big Four” accounting firms or any other international accounting firm approved by the Investor.

EXHIBIT A

ADHERENCE AGREEMENT
This Adherence Agreement (this “Adherence Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Investor’s Rights Agreement dated on October 19, 2006 (the “Agreement”) by and among Global Market Group Limited, a Cayman Islands company (the “Company”) and certain of its shareholders and in consideration of the Shares subscribed for by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:
1.            Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [preferred/ordinary] shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.
2.            Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a/an [Key Shareholder thereunder (if transferor is a Key Shareholder)]/[Investor thereunder (if transferor is the Investor)].
3.            Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ______ day of _________________, ____.

TRANSFEREE:

By: _____________________

Name: ___________________

Title: ____________________

Address: _________________

Fax: _____________________

Accepted and Agreed:
GLOBAL MARKET GROUP LIMITED

By:___________________________

Name: ________________________
Title: _________________________

EXHIBIT B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is entered into on [___ ], 2006 by and between Global Market Group Limited, a company incorporated in the Cayman Islands (the “Company”) and [___] (“Indemnitee”).
RECITALS
A.           The Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for its directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance.
B.           The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.
C.           Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other directors, officers, employees, agents and fiduciaries of the Company may not be willing to continue to serve in such capacities without additional protection.
D.           The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law.
E.            In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.
NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:
1.	Indemnification.

(a)          Indemnification of Expenses. The Company shall indemnify to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or are threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believe might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (hereinafter an “Indemnifiable Event”) against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of such Claim and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than twenty days after written demand by Indemnitee therefor is presented to the Company. For the avoidance of doubt, the Indemnitee should be responsible for his actions that are unrelated to his duties as a director of the Company.

(b)          Reviewing Party. Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 9(e) hereof) shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 1(c) hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). The Indemnitee’s obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 9(c) hereof), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 1(c) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c)          Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then, with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses and Expense Advances under this Agreement or any other agreement or under the Company’s Certificate of Incorporation or Memorandum and Articles of Association as now or hereafter in effect, Independent Legal Counsel (as defined in Section 9(d) hereof) shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d)          Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 8 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation referred to in Section (1)(a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

2.	Expenses; Indemnification Procedure.

(a)          Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than thirty (30) days after written demand by Indemnitee therefor to the Company.

(b)          Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)          No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)          Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e)          Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim against Indemnitee without the consent of the Indemnitee.

3.	Additional Indemnification Rights; Non-Exclusivity.

(a)          Scope. The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Memorandum and Articles of Association or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Cayman Islands corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Cayman Islands corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 8(a) hereof.

(b)          Non-exclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Memorandum and Articles of Association, any agreement, any vote of stockholders or disinterested directors, the laws of the Hong Kong Special Administrative Region, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

4.            No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, Memorandum and Articles of Association or otherwise) of the amounts otherwise indemnifiable hereunder.

5.            Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6.            Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that if the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may be required to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7.            Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors’ and officers’ liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee.

8.            Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)          Excluded Action or Omissions. To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law;

(b)          Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Memorandum and Articles of Association now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim;

(c)          Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous; or

(d)          Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute if the Company is subject to the informational requirements of the Exchange Act.

9.	Construction of Certain Phrases.

(a)          For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b)          For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(c)          For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(d)          For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 1(c) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(e)          For purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee are seeking indemnification, or Independent Legal Counsel.

(f)           For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

10.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

11.         Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or of any other enterprise at the Company’s request.

12.          Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that each of Indemnitee’s material defenses to such action was made in bad faith or was frivolous.

13.          Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at the Indemnitee’s address as set forth beneath Indemnitee’s signature to this Agreement and if to the Company at the address shown on the signature page of this Agreement (attention: Chief Executive Officer) or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.

14.          Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the Hong Kong Special Administrative Region for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in Hong Kong Special Administrative Region which shall be the exclusive and only proper forum for adjudicating such a claim.

15.          Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16.          Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the Hong Kong Special Administrative Region.

17.          Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

18.          Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.          Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

20.          No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
Global Market Group Limited

_________________________________________________
By:
Name:
Title:

Address of Global Market Group Limited:

AGREED TO AND ACCEPTED BY:

_________________________________________________
(Signature of Indemnitee)

(Type Name)
Address: